EXHIBIT 99.1

 ESCO TECHNOLOGIES

For more information contact:                             For media inquiries:
Patricia K. Moore                                         David P. Garino
Director, Investor Relations                              (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277


                   ESCO ANNOUNCES CLOSING OF DOBLE ACQUISITION

     ST. LOUIS,  December 3, 2007 - ESCO  Technologies  Inc.  (NYSE:  ESE) today announced that it has completed its $319 million acquisition of Doble Engineering Company. Doble, headquartered in Watertown, Massachusetts, is a worldwide leader in providing high-end, diagnostic test solutions for the electric utility industry.

     The acquisition was funded by a combination of ESCO's existing cash, including the proceeds from the partial divestiture of Filtertek announced November 26, 2007, and borrowings under a new $330 million credit facility led by National City Bank.

     Doble's annual revenue and EBIT for the trailing 12 months ended September 30, 2007 was approximately $80 million and $24 million, respectively. The acquisition is expected to be accretive to ESCO's earnings per share in fiscal 2008, excluding amortization of intangible assets.

     Doble will continue to be led by its existing management team and will operate as a stand-alone subsidiary within ESCO's Communications segment.

     As a result of the Filtertek divestiture and the Doble acquisition, ESCO will update its fiscal 2008 Business Outlook guidance in early January upon completion of Doble's 2008 operating plan, and the valuation of purchase accounting related intangible assets.

     Vic Richey, ESCO's Chairman and Chief Executive Officer, commented, "We are very excited about completing this acquisition and the immediate financial impact it will have on our operations. Doble supplements our commitment to the utility industry and allows us to participate more meaningfully in support of the Intelligent Grid. As part of our Communications segment, Doble is expected to provide consistent sales revenue which will help offset the somewhat cyclical nature of AMI spending. We have now positioned ourselves to be a total solution provider of proven and secure AMI offerings, home area networks (HANs), and data analytics that aid the utility industry in energy efficiency and reliable power delivery."

     Mr. Richey concluded, "Utilities and other power delivery companies face a host of near-term challenges including system expansion requirements, aging infrastructures, and a heightened focus on return on assets. Having Doble on board will allow us to further leverage its domestic market leadership position into international sales growth, thereby considerably enhancing its market position globally."

Forward-Looking Statement

Statements in this press release regarding the impacts, financial and otherwise, of the Doble acquisition to ESCO, future revenues, the consistency of Doble sales, ESCO's ability to leverage its position resulting in sales growth and other statements that are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the Federal
Securities Laws. Investors are cautioned that such statements are only predictions, speak only as of the date of this release and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment, including but not limited to: material changes in the Doble business, technical difficulties, competition, changes in customer demands, intellectual property rights, the Company's successful execution of internal operating plans and the risk factors identified in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

ESCO,headquartered in St. Louis, is a proven supplier of special purpose communications systems for electric, gas and water utilities, including hardware and software to support advanced metering applications. In addition, the Company provides engineered filtration products to the transportation, health care, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's website at www.escotechnologies.com.

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